Exhibit 99.1

TELIK ANNOUNCES PRELIMINARY AGREEMENT ON DESIGN OF PHASE 3 REGISTRATION TRIAL OF TELINTRA® IN LOW TO INTERMEDIATE-1 RISK MYELODYSPLASTIC SYNDROME

Palo Alto, CA – January 22, 2013 – Telik, Inc. (Nasdaq: TELK) announced the completion of an End of Phase 2 meeting with the US Food and Drug Administration (FDA). Preliminary agreement was reached regarding the design of a Phase 3 placebo-controlled randomized registration trial of Telintra (ezatiostat) for the treatment of Low to Intermediate-1 risk myelodysplastic syndrome (MDS), using red-blood-cell transfusion independence as the endpoint. In accordance with the FDA’s guidance, Telik plans to complete the design of the Phase 3 registration trial. In order to focus its resources on the registration program, Telik has decided to stop further enrollment in its ongoing Phase 2 exploratory trials.

Telintra is an investigational agent in development for the treatment of MDS and idiopathic chronic neutropenia. Telintra is a novel inhibitor of the enzyme glutathione S-transferase P1-1, leading to activation of Jun kinase, a key regulator of cellular growth and differentiation of blood precursor cells. Telintra has been shown to cause clinically significant and sustained reduction in red blood cell transfusions, transfusion independence and multilineage responses in MDS patients. The results of four clinical trials of Telintra in MDS have been reported in peer-reviewed scientific journals.

Telintra has been granted orphan drug designation by the FDA for the treatment of myelodysplastic syndrome (MDS). Orphan designation grants potential US market exclusivity to a drug for the treatment of a specified condition for a period of seven years following FDA marketing approval.

Telik is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

Notice Concerning Forward-Looking Statements:

This press release contains or implies “forward-looking” statements regarding Telik’s ability to complete the design of and initiate a Phase 3 randomized registration trial of Telintra for the treatment of MDS, to undertake such a trial and to secure adequate financing, Telintra’s safety and effectiveness in treating MDS and idiopathic chronic neutropenia, Telintra’s capability to cause clinically significant and sustained reduction in red blood cell transfusions, transfusion independence and multilineage responses and the qualification for and period of market exclusivity associated with orphan drug designation of Telintra. These forward-looking statements are based upon Telik’s current expectations, and there are important factors that could cause actual results to differ materially from those indicated by these forward-looking statements. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ending September 30, 2012. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

Telik, the Telik logo, TELINTRA and TRAP are trademarks or registered trademarks of Telik, Inc.